Exhibit (i)(2)

Legal Opinion as to Institutional Class shares

PETER D. LOWENSTEIN

ATTORNEY AT LAW

515 West Lyon Farm Drive

GREENWICH, CONNECTICUT 06831

203 869-3059

August 18, 2015

Value Line Asset Allocation Fund, Inc.

7 Times Square, 21st Floor

New York, NY 10036

Gentlemen:

I have acted as special counsel to Value Line Asset Allocation Fund, Inc., a Maryland corporation (the “Fund”), in connection with certain matters, including the issuance of shares of its common stock, $.001 par value (the “Common Stock”).

As special counsel for the Fund, I am familiar with its Charter and By-laws as amended to date. I have examined the prospectus included in Post-Effective Amendment No. 29 to its Registration Statement on Form N-1A, File No. 33-62240 (the “Registration Statement”), substantially in the form in which it is to become effective (the “Prospectus”). I have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and is in good standing and duly authorized to transact business in the State of Maryland.

I have also examined and relied upon such records of the Fund and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with originals of all documents submitted to me as copies.

Based on such examination, I am of the opinion and so advise you that:

1.	The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The shares of Common Stock of the Fund to be offered for sale pursuant to the Prospectus are to the extent of the number of shares authorized to be issued, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

I am a member of the bar of the State of Connecticut and I do not purport to be an expert in, and express no opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Connecticut.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Peter D. Lowenstein
Peter D. Lowenstein